ARTICLES OF INCORPORATION OF TOA FISHERY CO., LTD.

Article 1 (Corporate Name)

Chapter 1 General Provisions

The name of the corporation is TOA FISHERY CO., LTD. (the "Corporation").

Article 2 (Purposes)

The purposes of the Corporation are as follows:

1.      Sales and purchase of marine products

2.	Sales and purchase of foods and beverages
3. Sales and purchase of consumer products and industrial products
4.	Management of restaurants and restaurant chain
5.	Management support of restaurants and restaurant chain
6.	Management consulting

7.      Any businesses incidental or relating to any of the preceding items.

 Article 3 (Head Office)

The Corporation makes its head office in Osaka-city.

Article 4 (Public Notice)

Public notice shall be given by the electronic public notice. However, if the electronic public notice is unavailable due to accident or any other inevitable reason, such public notice shall be given by way of publication in the Official Gazette.

Article 5 (Authorized Number of shares)

Chapter 2 Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000).

Article 6 (Certificates)

The Corporation shall not issue its stock certificates.

Article 7 (Restricted Shares)

In case of transfer of shares of the Corporation, majority vote of the directors shall be required.

Article 8 (Request of Shareholders’ Record)

1)       If a shareholder requests to add his/her record to the shareholders’ list of the Corporation, shareholder recorded in the shareholders’ list and his/her successor shall sign or stump the prescribed document and request to the Corporation jointly.

2)       However, if there are the matters specified by Ordinance of the Ministry of Justice, new shareholder may request independently.

Article 9 (Registration of Pledge or Trust Property)

If a pledgee requests to register his/her pledge or trust property, he/she shall sign or stump the prescribed document and request to the Corporation. The same shall apply to the removal of its registration in the preceding.

Article 10 (charge)

In case of request described in Article 8 and Article 9, the charge prescribed by the Corporation shall be paid.

Article 11 (Record Date)

1)       The Corporation shall determine the shareholders entitled to vote at annual meeting to be shareholders as of its fiscal year end.

2)       When the Corporation determines the shareholders entitled to vote at any other meetings or to exercise any rights, it may be determined by the consent of majority of the board of directors. In this case, the Corporation shall give the public notice not later than two weeks before the meetings or exercising of rights.

Article 12 (Registration of Shareholders’ Information)

The shareholders of the Corporation, pledgees and legal representatives shall register their name, address and stump to the Corporation by the prescribed document. The same shall apply to cases of change of registered items.

Article 13 (Convening)

Chapter 3 Meeting of Shareholders

1)       The annual meeting of the shareholders shall be convened and held not later than three months after its fiscal year end. Special meetings shall be convened as required.

2)       Notice of calling of shareholders' meeting shall be sent not later than three months by a week prior to the day of the meeting.

Article 14 (Chairman)

The President shall preside at all meetings of shareholders. If the President is unavailable, another director shall preside in order prescribed beforehand.

Article 15 (Voting)

1)       The affirmative vote of the holders of a majority of the shares represented in person or by proxy shall be the act of the shareholders unless otherwise provided for in laws and regulations.

2)       With respect to the resolution of Article 309, paragraph (2) of Japanese Companies Act, the shareholders of a majority of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum and the affirmative vote of the holders of two-third (2/3) of the shares represented in person or by proxy shall be the act of the shareholders

Article 16 (Proxy Voting)

Shareholder or their legal representative may appoint a shareholder who has voting right or their relative as their proxy. In this case, Shareholder or their legal representative shall provide a document certifying such proxy at each meeting.

Article 17 (Number)

Chapter 4 Directors and Representative Director

The number of directors shall be one or more.

Article 18 (Elections)

1)       Directors shall be elected at the meeting of the stockholders which the majority of the shareholders entitled to vote at the meeting are present by affirmative vote of the holders of majority of the shares.

2)       The method of election of the Directors shall not be cumulative voting. Article 19 (Term of Office)

1)         Directors shall hold their office until the annual meeting ten years later from their appointment.

2)       The term of office of Directors for filling a vacancy shall be the same as their predecessors’ remaining term. The term of office of Directors for increasing in number shall be the same as other Directors’ remaining term.

Article 20 (Representative Director or President)

1)         If the number of Directors is more than one, the Corporation shall determine one Representative Director by approval of the Board of Directors and such Representative Director shall be President.

2)       President shall have general and active management of the business and affairs of the Corporation as the representative of the Corporation.

Article 21 (Decision of Execution of Business)

Decision of Execution of Business of the Corporation shall be made by consent of majority of Directors.

Article 22 (Compensation and Retirement Allowances)

Compensation and retirement allowances of Directors shall be determined by resolution of shareholders’ meeting,

Article 23 (Fiscal Year)

Chapter 5 Calculation

The fiscal year of the Corporation shall be from February 1 to January 31.

Article 24 (Dividends of Surplus)

1)        Dividends of surplus shall be paid to the shareholders or pledgees registered in the shareholders’ list as of its fiscal year end.

2)         If dividends of surplus are not received for three years from date of payment, the Corporation shall be exempted from obligation of payment.

Article 25 (Minimum Capital)

Chapter 6 Supplementary Provisions

The minimum amount of capital for incorporation of the Corporation shall be one million (1,000,000) JPY.

Article 26 (First Fiscal Year)

The first fiscal year end of the Corporation shall be January 31, 2014.

Article 27 (Capital stock at Incorporation)

Number of the capital stock at Incorporation of the Corporation shall be twenty (20) shares of common stock and its issuance price shall be fifty thousand (50,000) JPY per share.

Article 28 (Director at Incorporation)

The Director at incorporation is: Hajime Abe

Article 29 (Incorporator)

The name and address of Incorporator of the Corporation is: Hajime Abe

6-2-15-506, Nishinakajima, Yodogawa-ku, Osaka Article 30 (Matters Not Prescribed)

All the matters which are not prescribed in this Articles of Incorporation shall be regulated by Japanese Companies Act or laws and regulations.

Dated this 25th day of October, 2013 Incorporator

Hajime Abe

6-2-15-506, Nishinakajima, Yodogawa-ku, Osaka

I hereby certify that the above translation is true and accurate to the best of my knowledge.

Hajime Abe, President